================================================================================

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [X]
         Check the appropriate box:
          [ ]   Preliminary Proxy Statement
          [ ]   Confidential, for Use of the Commission only (as permitted by
                Rule 14a-6(e)(2))
          [ ]   Definitive Proxy Statement
          [ ]   Definitive Additional Materials
          [X]   Soliciting Material Under Rule 14a-12


                               NETRO CORPORATION

                (Name of Registrant as Specified in its Charter)

                                C. ROBERT COATES
                                ----------------

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)     Title of each class of securities to which transaction applies:
     2)     Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)     Proposed maximum aggregate value of transaction:
     5)     Total fee
            paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)     Amount Previously Paid:
     2)     Form, Schedule or Registration Statement No.:
     3)     Filing Party: C. Robert Coates
     4)     Date Filed: July 12, 2002

================================================================================

SOURCE:  C. Robert Coates

C. Robert Coates Asks Directors to Tender for Netro Shares at $3.50

LAKE FOREST, Il., July 12, 2002 - C. Robert Coates announced that he was contacting each of the directors at Netro Corporation (NASDAQ: NTRO) today to ask them to tender for Netro's shares at $3.50 a share next week. He said, "Netro's CEO Gideon Ben-Efraim issued a press release on Tuesday, July 9 commenting on my efforts to increase Netro's share price and improve Netro's profitability."

"Here's what Ben-Efraim said: "In light of Mr. Coates, comments we want to assure our shareholders that the board is committed to enhancing long-term shareholder value. The board has considered and will continue to consider all reasonable actions for achieving this objective."

"We are encouraged that Netro's directors are now considering all reasonable actions for enhancing shareholder value. But Ben-Efraim does not comment on any specific measures to increase today's share price.

"How much longer do Netro's long suffering shareholders need to endure these low stock prices before we actually hear what Netro's CEO and board plan to do to address our concerns? This could all be so easy. Netro's board could announce a self tender for 30,000,000 shares at $3.50 after its board meeting on July 16. Then the company could use another $100,000,000 of our shareholders' cash hoard to buy back shares in the market any time the price fell below $3.50. In addition, the CEO and directors could communicate a reasonable business plan to investors that would focus on Project Angel and selling into the Chinese market. Perhaps the board could even provide shareholders with an antidote for the poison pill they gave to us last year.

"Every shareholder would benefit from this approach. In fact, we would have to start a new website to recognize the CEO and directors' good efforts and remove them from our baddirectors.com website. Come on Gideon Ben-Efraim, Thomas Baruch, Irwin Federman, Lewis Chakrin, Sanford Robertson, Richard Moley and Shirley Young. Do what is right for the shareholders! Enhance shareholder value now and in the future! Then we can all join together in supporting the shareholders and the company's efforts."

Netro shareholders can call Todd Martin at the Robert Coates Group with any comments, suggestions or questions. Todd can be reached at 1-800-295-0841, extension 210. Or they can e-mail us at tmartin@rcoates.com.

SOURCE:  C. Robert Coates